                                                               EXHIBIT 10(aa)(4)


                              SEPARATION AGREEMENT


                  THIS SEPARATION AGREEMENT (this "Agreement") is entered into by and between RELIANT ENERGY, INCORPORATED, a Texas corporation (said corporation, together with its successors and assigns permitted under this Agreement, hereinafter referred to as the "Company"), and DON D. JORDAN (the "Executive"), this first day of December, 1999.


                              W I T N E S S E T H:

                  WHEREAS, effective as of June 1, 1999, the Company and the Executive entered into an Amended and Restated Employment Agreement (the "Employment Agreement") under which the Executive would be employed by the Company until December 31, 2000; and

                  WHEREAS, Executive, with the express consent of the Board, has elected to terminate his employment with the Company by reason of Retirement and is therefore entitled to the payment of certain benefits pursuant to the Employment Agreement; and

                  WHEREAS, the Company and Executive desire to confirm and clarify their agreements regarding the termination of Executive's employment, as well as to provide for certain additional matters set forth herein;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree to the following:

         1. CERTAIN DEFINITIONS:

                  "ADJUSTED BASE SALARY" shall mean an annual amount of $1,635,000.

                  "ANNUAL BASE SALARY" shall mean the salary of the Executive provided for in Section 3(B)(i) of the Employment Agreement, as adjusted pursuant to Section 3(A)(i) for the calendar year 2000.

                  "BENEFICIARY" shall mean the person or persons, trustee or trustees of a trust, partnership, corporation, limited liability partnership, limited liability company or other entity named, in a writing filed with the Company, to receive any compensation or benefit payable hereunder following the Executive's death or, in the event no such person or entity is named or survives the Executive, his estate. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his Beneficiary, estate or other legal representative.

                  "BOARD" shall mean the Board of Directors of the Company.

                  "CODE" shall mean the Internal Revenue Code of 1986, as in effect on the Effective Date and as thereafter amended.

                  "DATE OF TERMINATION" shall mean December 31, 1999.

                  "DEFERRED COMPENSATION PLAN" shall mean each of the Deferred Compensation Plan (amended and restated effective January 1, 1991), the Deferred Compensation Plan (amended and restated effective January 1, 1989) and the Deferred Compensation Plan (amended and restated effective September 1, 1985), each of which is sponsored by the Company, as in effect from time to time.

                  "DIVIDEND DEFERRAL ACCOUNT" shall mean the bookkeeping account maintained by the Company to track the dividends (and associated accumulated interest) payable with respect to Stock Deferrals.

                  "EICP" shall mean the Company's Executive Incentive Compensation Plan, as in effect from time to time, or any similar successor plan adopted by the Company.

                  "EMPLOYMENT AGREEMENT" shall mean that certain Amended and Restated Employment Agreement For Don D. Jordan effective as of June 1, 1999.

                  "EMPLOYMENT PERIOD" shall mean the period commencing on June 1, 1999 and ending on December 31, 2000.

                  "LICP" shall mean the Company's Long-Term Incentive Compensation Plan, as in effect from time to time, or any similar successor plan adopted by the Company.

                  "RETIREMENT" shall mean the retirement of the Executive with the express consent of the Board.

                  "SERP" shall mean the Benefit Restoration Plan of the Company.

                  "STOCK" shall mean the Common Stock, without par value, of the Company.

                  "STOCK DEFERRALS" shall mean the shares of Stock and accumulated dividends payable pursuant to Section 6 of the Employment Agreement, but delivery of which is deferred pursuant to Section 4 of this Agreement.

                  "STOCK DELIVERY DATE" shall mean January 1, 2001.

         2. RETIREMENT OF EXECUTIVE PURSUANT TO EMPLOYMENT AGREEMENT:
Executive's employment with the Company shall terminate by reason of his Retirement on the Date of Termination. The Company and Executive agree that Executive's termination is a "retirement with the express consent of the Board" within the meaning of the Employment Agreement. Except as specifically modified herein, the Employment Agreement remains in effect.

         3. AGREEMENTS WITH RESPECT TO CERTAIN PAYMENTS AND BENEFITS:

         A. For purposes of fulfilling the Company's obligations with respect to
Section 5(B)(i)(a) of the Employment Agreement:

                  (i) Executive's Annual Base Salary for the calendar year 2000 shall be deemed to be the Adjusted Base Salary.

                  (ii) Executive's EICP bonuses for the 1999 and 2000 calendar years shall become payable on or before December 31, 1999, shall be deemed to have been achieved at the "maximum" or "opportunity" level, and shall be treated as regular bonuses subject to Executive's current deferral election under the Deferred Compensation Plan.

                  (iii) Executive's Annual Base Salary that would have been earned through December 31, 2000, shall become payable in full on or before December 31, 1999, and shall be treated as regular salary subject to Executive's current deferral election under the Deferred Compensation Plan.

                  (iv) Executive's outstanding award under the LICP for the 1997-99 performance cycle shall be paid, depending on the achievement of the relevant performance goals, in January 2000 in accordance with the terms of the LICP. The amount paid pursuant to this subsection (iv) shall not be eligible for deferral under the Deferred Compensation Plan.

                  (v) Upon payment and/or crediting to Executive of the amounts outlined above in subsections (i) - (iv), the Company's obligations with respect to Section 5(B)(i)(a) of the Employment Agreement shall be satisfied.

         B. Executive's benefits under the company's retirement plan and SERP will commence according to the terms of such plans as provided in Section 5(B)(i)(b) of the Employment Agreement. For purposes of determining Executive's benefit payable pursuant to the SERP under Section 5(B)(i)(c) of the Employment Agreement, Executive shall be treated as if he continued to earn the Annual Base Salary throughout the remainder of the Employment Period and EICP bonuses for 1999 and for 2000 were credited in December 1999 and December 2000, respectively, each at the "maximum" or "opportunity" level. For this purpose, Executive's Annual Base Salary for the calendar year 2000 shall be deemed to be the Adjusted Base Salary.

         C. Executive and his family shall remain eligible for the Company's welfare benefit plans until the end of the Employment Period as provided in
Section 5(B)(i)(d) of the Employment Agreement. Thereafter, Executive shall be entitled to the welfare benefits in accordance with the plans, practices, programs and policies of the Company to the extent applicable generally to other peer executives of the Company.

         D. During January 2000, Company shall pay to Executive a lump sum equal to the amount that the Company would have contributed as an employer contribution to the tax-qualified

Savings Plan of the Company for the remainder of the Employment Period, had Executive contributed at the maximum rate during said period. For this purpose, Executive's Annual Base Salary for the calendar year 2000 shall be the Adjusted Base Salary.

         E. As provided in Section 5(B)(iii) of the Employment Agreement, Executive shall be entitled, for the remainder of the Employment Period, to the prompt reimbursement of all expenses incurred for civic or industry activities undertaken on behalf of the Company which are of a similar nature and scope to those expenses reimbursable by the Company to the Executive on the Effective Date. In this connection, the Executive shall also be afforded reasonable use of any Company aircraft.

         F. The increase in Executive's Annual Base Salary for the year 2000 will satisfy the Company's obligation to provide off-site office space pursuant to Section 5(D) for the calendar year 2000. After January 1, 2001, the Company will continue to provide Executive with suitable executive office space and secretarial help at an acceptable location outside the premises of any Company location, as required pursuant to Section 5(D) of the Employment Agreement and as specified in a letter to Executive from Robert Cruikshank dated September 2, 1998, until such time as mutually agreed by the parties to be no longer necessary.

         G. Executive's lump-sum payments pursuant to the Deferred Compensation Plan shall commence as soon as practicable after January 1, 2001. Executive's installment payments pursuant to the Deferred Compensation Plan shall commence only as provided in Section 16 of the Employment Agreement.

         H. For purposes of the Executive Benefits Plan, Executive's salary shall be the Adjusted Base Salary.

         I. Notwithstanding any provision of the EICP to the contrary, the Company hereby agrees to cause the EICP to be administered so that any and all amounts of salary and/or bonus earned by Executive with respect to calendar years 1984 and 1985 and theretofore deferred by Executive and held under the EICP with instructions from the Executive to pay in 15 annual installments (a) shall be paid in said 15 annual installments, (b) shall remain in the EICP earning interest at the rate prescribed therein until installment distributions are made and (c) shall commence on June 1, 2002 and shall be paid at the same times as the amounts payable under the second sentence of Section 3G above are payable.

         4. PRIOR STOCK AWARD:

         A. DEFERRAL: By executing this Agreement, the Executive hereby irrevocably elects to defer the receipt of any amounts which may be payable, or shares of Stock which may be deliverable, to him on account of Section 6 of the Employment Agreement (the "Stock Deferrals"). The Stock Deferrals shall be implemented by a credit to a bookkeeping account maintained by the Company evidencing the Executive's unfunded right to receive shares of Stock of the Company on the Stock Deferral Date.

         B. DIVIDENDS AND INTEREST: The Company shall maintain a separate bookkeeping account (the "Dividend Deferral Account") to reflect the dividends accumulated on shares of Stock credited to the Deferral Account. The beginning balance of the Dividend Deferral Account shall be the amount of any cash payment to which the Executive would be entitled pursuant to Section 6(B) of the Employment Agreement on account of accumulated dividends. From the date the Stock Deferrals would otherwise be payable until the Stock Delivery Date, the Dividend Deferral Account shall be credited, as of the date any dividend is payable, with the amount of the dividend payable with respect to the shares of Stock represented in the Deferral Account. Until paid to the Executive, amounts credited to the Dividend Deferral Account shall be credited, on a quarterly basis, with interest calculated at an annual rate equal to the composite yield on Moody's Long-Term Corporate Bond Index for the applicable calendar quarter as determined from Moody's Bond Record published by Moody's Investors' Service, Inc. (or any successor thereto), or, if such yield is no longer published, a substantially similar average selected by the Compensation Committee, plus 2%.

         C. PAYMENT: Within 30 days after the Stock Delivery Date, shares of Stock representing the Stock Deferrals shall be registered in the name of the Executive and certificates representing such shares of Stock shall be delivered to Executive. Unless the Company determines otherwise, shares of Stock delivered to Executive shall consist of shares of Stock theretofore held by the Company in its treasury or by a subsidiary of the Company. In addition, within 30 days after the Stock Delivery Date, the Company shall deliver to the Executive a lump-sum cash payment equal to the amount of the Dividend Deferral Account.

         5. POST-EMPLOYMENT OBLIGATIONS:

         A. Executive shall continue to be subject to the fiduciary and confidentiality obligations of Section 10 of the Employment Agreement.

         B. Until June 1, 2002, Executive shall make himself available to the Company for consultation on a reasonable basis from time to time, and shall use his best efforts to promote the goodwill of the Company through his various civic and industry activities.

         C. As a material inducement to the Company to enter into this Agreement, Executive agrees that he will not (i) publicly criticize or disparage the Company or any affiliate, or privately criticize or disparage the Company or any affiliate in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company or any affiliate in any community in which the Company or any affiliate is engaged in business;
(ii) directly or indirectly, acting alone or acting in concert with others, institute or prosecute, or assist any person in any manner in instituting or prosecuting, any legal proceedings of any nature against the Company or any affiliate; subject, however, with respect to any legal action relating to Executive's employment; (iii) commit damage to the property of the Company or any affiliate or otherwise engage in any misconduct which is injurious to the business or reputation of the Company or any affiliate; or (iv) take any other action, or assist any person in taking any other action, that is materially adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company or any affiliate; provided, however, that the Executive will not be in breach of the covenant contained in (ii) above solely by reason of his testimony which is compelled by process of law. As used in this section, the term "affiliate" means the Company, any subsidiary, any officer, director or executive of the Company or any subsidiary, and any former officer, director or executive of the Company or any subsidiary.

         D. Executive agrees that for a period of five years after the Date of Termination, Executive will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation in which the Company or any subsidiary is then or may become involved.

         E. Executive and the Company agree to the press release set forth as Exhibit A.

         F. Executive and the Company agree that the Company's obligations outlined in Sections 8, 9 and 16 of the Employment Agreement remain in effect as outlined in those sections.

         6. WAIVER AND RELEASE: As a condition precedent to the receipt of the benefits under this Agreement, Executive shall execute a waiver and release of claims, in substantially the form attached hereto as Exhibit B.

         7. SUCCESSORS:

         A. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         C. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         8. SOURCE OF PAYMENTS: All payments provided in this Agreement shall, unless the plan or program pursuant to which they are made provide otherwise, be paid in cash from the general funds of the Company, and no special or separate funds shall be established and no other segregation of assets shall be made to assure payment. The Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this provision, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

         9. CONSOLIDATION, MERGER OR SALE OF ASSETS: Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder; provided that no such action shall diminish the Executive's rights hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term "Company" as used herein shall mean such other corporation.

         10. MISCELLANEOUS:

         A. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         B. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified-mail, return receipt requested, postage prepaid, addressed as follows:

             If to the Executive:    Don D. Jordan
                                     5 Stayton Circle
                                     Houston, Texas 77024

               If to the Company:    Reliant Energy, Incorporated
                                     P.O. Box 4567
                                     Houston, Texas 77210

                                     ATTENTION: Mr. Hugh Rice Kelly
                                                Vice President, General Counsel
                                                and Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         C. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         D. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all on the day and year first above written, but effective as of the Effective Date.

                                   RELIANT ENERGY, INCORPORATED



                                   By   /s/ ROBERT J. CRUIKSHANK
                                      ------------------------------------------
                                        Robert J. Cruikshank, Chairman of the
                                        Compensation Committee of the
                                        Board of Directors



                                   By   /s/ R.S. LETBETTER
                                      ------------------------------------------
                                        R.S. Letbetter, Chief Executive Officer


                                   EXECUTIVE



                                   /s/ DON D. JORDAN
                                   ---------------------------------------------
                                   Don D. Jordan

                        EXHIBIT A - AGREED PRESS RELEASE

To:      All Reliant Energy Employees

From:    Hugh Rice Kelly -- Corporate Secretary

Subject: New Chairman of the Reliant Energy Board of Directors


Don D. Jordan has announced that he will retire as Chairman of the Board effective December 31, 1999, after more than 44 years with the company. R. Steve Letbetter, who has been serving as President and Chief Executive Officer since June of 1999, has been named Chairman, President and Chief Executive Officer of the company.

Mr. Letbetter joined Houston Lighting & Power Company (then Reliant Energy's principal operating unit) as assistant secretary and assistant treasurer in 1974. He later served as assistant comptroller, then comptroller, and was elected vice president and comptroller in 1981. From 1983 to 1988 he was vice president of regulatory relations. He then served as group vice president finance and regulatory relations and in 1993, was elected president and chief operating officer. He was named president and chief operating officer of Reliant Energy in January 1997.

Mr. Letbetter serves on the board of directors of the Electric Power Research Institute, the Association of Electric Companies of Texas, and the American Gas Association. He also serves on the boards of Chase Bank - Houston, Central Houston, Greater Houston Partnership and the Houston International Festival. He also is a member of the Governor's Business Council, the Task Force Committee of Texas A & M University Vision 2020, the Council of Overseers for the Rice University Jesse H. Jones Graduate School of Management, and Lt. Governor Rick Perry's Special Commission on 21st Century Colleges and Universities. In 1998 he was a recipient of the Outstanding Alumnus Award from Texas A&M's Lowry Mays College & Graduate School of Business, where he serves on the college's Development Council.

During his 25 years with Reliant Energy, Steve Letbetter has been instrumental in shaping the company into the international energy business it is today. As one of Reliant Energy's primary strategists, he has overseen our transition to a combination gas/electric/energy services company and he has guided Reliant Energy through the deregulation of our core businesses and the opening of new markets.

Don Jordan's tenure as chairman and chief executive officer is among the longest in the energy industry. He was initially elected chief executive officer of Houston Lighting & Power Company in 1977 and named chairman in 1982.

A highly visible and public executive, Mr. Jordan has, throughout his career, been very active in civic, industry and public affairs. He has just completed three terms as president and then chairman of the Houston Livestock Show & Rodeo, is a member of the boards of directors of the Greater Houston Partnership, Edison Electric Institute and the Association of Electric Companies of Texas. He is president of the World Energy Council and served as chairman of the World Energy Congress in Houston, in September 1998. He is a director of AEGIS Services, Inc., BJ Services Company, the Texas Medical Center, the Texas Heart Institute, and is a member of the board of trustees of South Texas College of Law. He is advisory director of Chase Bank of Texas, N.A. Mr. Jordan has also served as chairman of nearly every national energy industry association as well as numerous leading Houston organizations.

Some of the honors he has received include 1999 Honoree of the Houston Chapter of the Texas Society of Certified Public Accountants; Wetlands Conservation Award from Ducks Unlimited; International Businessman of the Year from the World Affairs Council; People of Vision Award; Distinguished Alumnus from both the University of Texas and South Texas College of Law; Distinguished Non-alumnus of the University of Houston; South Texan of the Year from the Texas Chamber of Commerce; 1998 Executive of the Year from World Cogeneration Magazine; Community Service Award from the Houston Citizens Chamber of Commerce and 1998 Distinguished Citizen from the Rotary Club of Houston.

"All Reliant Energy employees can be proud to have had a leader like Don Jordan," said Steve Letbetter.

"Don has worked tirelessly and extraordinarily effectively over a four-decade career. He has led this organization successfully through energy shortages, nuclear difficulties, regulatory and political obstacles, and a host of other challenges. He's never failed to be concerned about employees and, as a result, maintains personal friendships at every level of the organization. On top of that, there has probably never been an executive in this city who has devoted more of his personal time and energy to make Houston a better place to live. We all wish him well in his future endeavors, and are proud to call him a friend and colleague."

*******************************************************************************

Comments, suggestions and news items may be distributed to Reliant Energy Corporate Communications via the following avenues:

f

                                                                       EXHIBIT B


                               WAIVER AND RELEASE

                              SEPARATION AGREEMENT
                          RELIANT ENERGY, INCORPORATED
                                AND DON D. JORDAN


                  In exchange for the payment to me of benefits pursuant to that certain Separation Agreement between Reliant Energy, Incorporated ("REI") and me dated December 1, 1999 (the "Separation Agreement"), which are in addition to any remuneration or benefits to which I am already entitled, I agree not to sue and to release and forever discharge REI, and all of its subsidiaries, affiliates and unincorporated divisions, and their respective officers, directors, agents, servants, employees, successors, assigns, insurers, employee benefit plans and fiduciaries, and agents of any of the foregoing (collectively, the "Corporate Group"), and any and all other persons, firms, organizations, and corporations, from any and all damages, losses, causes of action, expenses, demands, liabilities, and claims on behalf of myself, my heirs, executors, administrators, and assigns with respect to all matters relating to or arising out of my employment with or separation from any member of the Corporate Group; provided, however, that this Waiver and Release shall not apply to any claim or cause of action to enforce or interpret any provision contained in the Separation Agreement. Any claim or cause of action to enforce or interpret any provision contained in the Separation Agreement must be asserted within the later of 90 days after the date of this Waiver and Release, or 90 days after the date I actually discover circumstances giving rise to such claim or cause of action.

                  This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Energy Reorganization Act, as amended, 42 U.S.C. Section 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code; claims in connection with workers' compensation or "whistle blower" status; and/or contract, tort, bodily injury or death, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.

                  I affirm and agree that my employment relationship will end on my Date of Termination as defined in the Separation Agreement and I then will withdraw unequivocally, completely and finally from my employment and waive all rights in connection with such relationship except to vested benefits and the payments and benefits described in the Separation Agreement. I agree that this Waiver and Release is valid. I agree that this Waiver and Release is


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


fair, adequate and reasonable. I agree that my consent to this Waiver and Release was with my full knowledge and was not procured through fraud, duress or mistake.

                  I have read the Separation Agreement and it is incorporated herein by reference.

                  I acknowledge that signing this Waiver and Release is an important legal act and that I have been advised in writing to consult an attorney prior to execution. I also understand that, in order to be eligible for benefits under the Separation Agreement, I must sign and return this Waiver and Release to the Corporate Secretary of REI no later than 5:30 p.m. on December 31, 1999. I acknowledge that I have been given 21 days to consider whether to execute this Waiver and Release.

                  I understand that for a period of 7 calendar days following my signing this Waiver and Release, I may revoke my acceptance of the offer of Separation Agreement benefits by delivering a written statement to the Corporate Secretary of REI, by hand or by registered-mail, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Corporate Group shall have no obligation to provide me benefits under the Separation Agreement. I understand that failure to revoke my acceptance of the offer within 7 days after the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

                  I agree that I have returned or will return immediately, and maintain in strictest confidence and will not use in any way, any proprietary, confidential, or other nonpublic information or documents relating to the business and affairs of REI, its subsidiaries, affiliates and unincorporated divisions. I acknowledge my continuing obligation of confidentiality regarding proprietary or confidential information of REI. I shall maintain the strictest confidence with respect to any and all information concerning the business or affairs of REI which I acquired during the course of employment. Such information includes, but is not limited to, business plans and studies, regulatory plans or strategy information, prices and related pricing information, memoranda, agreements, research, litigation, legal advice and work product, discounts, computer and information systems (including software), future plans, policies, inventions, ideas, technical data, products, services, processes, procedures, and all other knowledge in whatever form used in management, engineering, marketing, finance, litigation, operations, or otherwise concerning the business of REI which is of a proprietary or confidential nature. I hereby covenant not to use or disclose, and not to allow others to use or disclose, any such information at any time without the express written consent of the General Counsel of REI unless I am legally compelled to do so by proper legal process. Should I be served with legal process seeking to compel me to disclose any such information, I agree to notify the General Counsel immediately, in order that REI may seek to resist such process if it so chooses. REI agrees that if I am called upon by or on behalf of REI to serve as a witness or consultant in or with respect to any potential litigation, litigation, or regulatory proceeding, any such call shall be with reasonable notice, shall not unnecessarily interfere with my later employment, and shall provide for payment for my time and costs expended in such matters.

                  Both REI and I agree that the terms of this Waiver and Release are CONFIDENTIAL and that any disclosure to anyone for any purpose whatsoever (save and except disclosure to my spouse, to financial institutions as part of a financial statement, to immediate family members and/or


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


heirs, financial, tax and legal advisors, outplacement, executive search and/or legal placement advisors, or as required by law; in the event confirmation of any such information is requested, the request should be directed to the General Counsel) by me or my agents, representatives, heirs, spouse, employees or spokespersons shall be a breach of this Waiver and Release. REI and I also agree to refrain from any criticisms or disparaging comments about each other or in any way relating to my employment or separation, and REI and I specifically acknowledge that our willingness to enter into this Waiver and Release is in anticipation of our fidelity to this commitment. The above is not intended to restrict me from seeking or engaging in other employment and, in that connection, from making confidential disclosure to potential employers of such facts or opinions as I may elect to convey, nor is it intended to restrict REI from conducting such confidential internal communications as may be necessary to manage this resignation in a businesslike way.

                  I understand that nothing in this Waiver and Release is intended to prohibit, restrict or otherwise discourage me from engaging in any activity related to matters of public or employee health or safety, specifically to include activity protected under 42 U.S.C. Section 5851 and 10 C.F.R. Section 50.7, including, but not limited to, providing information to the Nuclear Regulatory Commission ("NRC") or to REI regarding nuclear safety or quality concerns, potential violations or other matters within the NRC's jurisdiction.

                  I acknowledge that this Waiver and Release and the Plan set forth the entire understanding and agreement between me and the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and REI or any other member of the Corporate Group. The invalidity or enforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.


/s/ DON D. JORDAN                           /s/ R. STEVE LETBETTER
----------------------------------          ------------------------------------
Don D. Jordan                               R. Steve Letbetter

January 4, 2000                             January 5, 2000
----------------------------------          ------------------------------------
Don D. Jordan's Signature Date              Company's Execution Date


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